Exhibit (a)(1)(I)(ii)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES

REJECTING THE NOTICE OF WITHDRAWAL

Date:

To:	[Eligible Employee]

From:	Vince Holding Corp.

Re:	Rejected Notice of Withdrawal Under Option Exchange

Unfortunately, your Notice of Withdrawal regarding the Option Exchange was either inaccurate, incomplete, or improperly signed and was not accepted.

If you wish to withdraw your previously delivered Election Form, please complete and execute the attached Notice of Withdrawal and deliver it to Vince Holding Corp. so that it is received before the Offer Expiration Date (5:00 p.m. Eastern Time on October 2, 2015, unless the Offer is extended or terminated by us), by one of the following means:

By Regular Mail:

Vince Holding Corp.

Attention: Corporate Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110; or

By email:

optionexchange@vince.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the Offer Expiration Date, all Eligible Options currently tendered by you will be cancelled for exchange.

You should direct questions about the Option Exchange or requests for assistance (including requests for additional copies of the Offer to Exchange, the Election Form or other documents relating to this Option Exchange) by e-mail directly to optionexchange@vince.com. You may also call 646-767-5592 and leave a voice message (9:00 a.m. to 5:00 p.m. Eastern Time, Monday through Friday).